Exhibit (a)(1)(iv)

Letter of Transmittal

Dated September 27, 2004

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., BOSTON, MASSACHUSETTS TIME ON TUESDAY, OCTOBER 26, 2004 UNLESS THE OFFER IS EXTENDED

To:	Kelly Konash

          Human Resources Generalist
          Concord Communications, Inc.
          600 Nickerson Road
          Marlboro, Massachusetts 01752
          Telephone: (508) 303-4396
          Facsimile: (508) 460-4400

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS

SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

      THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

      Ladies and Gentlemen:

      I hereby tender to Concord Communications, Inc. (“Concord”) the options to purchase shares of common stock of Concord described below pursuant to your offer to purchase such options for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of September 27, 2004 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the “Offer”). All capitalized terms used in this Letter of Transmittal but not defined have the meaning provided to such terms in the Offer to Purchase.

      I understand that the outstanding options eligible for the Offer are only those options with an exercise price equal to or greater than $25.00 per share, and that the Offer is only available to employees who qualify as Eligible Holders and who remain Eligible Holders through the Expiration Time. I further understand that if this Letter of Transmittal relates to an option that is not an Eligible Option, Concord will disregard this Letter of Transmittal and no options will be purchased under this Letter of Transmittal.

      Subject to, and effective upon, acceptance for payment of and purchase of the options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, Concord all right, title interest in and to all the options that are being tendered hereby. I acknowledge that Concord has advised me to consult with my own financial, legal and/or tax advisors as to the consequences of participating or not participating in the Offer and that my participation in the Offer is at my own discretion.

      I acknowledge and agree that, by tendering the eligible options, I am

•	acknowledging that my outstanding option agreement(s) relating to the eligible options tendered hereby will be automatically terminated and rendered null and void and that I am irrevocably releasing all my rights thereunder; and

•	authorizing Concord to deduct from the aggregate option purchase price that I will receive upon payment for the options tendered hereby, and which Concord accepts, the amount of the applicable withholding taxes.

      I hereby represent and warrant that I have full power and authority to tender the options tendered hereby and that, when and to the extent the same are accepted for payment by Concord, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. I will, upon request, execute and deliver any additional documents deemed by Concord to be necessary or desirable to complete the purchase of the options tendered hereby.

      All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

      By execution hereof, I understand that tenders of options pursuant to the procedure described in Section 2 of the Offer to Purchase and in the instructions hereto constitutes my acceptance of the terms and conditions of the Offer. Concord’s acceptance of the options tendered hereby will constitute a binding agreement between Concord and me upon the terms and subject to the conditions of the Offer. I acknowledge that no interest will accrue or be paid on any or all of the cash to be paid for tendered options regardless of when payment of any portion of the cash amount is made or any delay in making any cash payment.

      I understand that all options properly tendered prior to the Expiration Time and not properly withdrawn are subject to purchase by Concord, upon the terms and subject to the conditions of the Offer.

      I UNDERSTAND THAT THE PUBLIC TRADING PRICE OF THE COMMON STOCK WILL VARY FROM TIME TO TIME AFTER THE OFFER EXPIRES SUCH THAT THE PUBLIC TRADING PRICE OF THE COMMON STOCK COULD AT SOME TIME IN THE FUTURE EXCEED THE APPLICABLE PURCHASE PRICE OF THE OPTIONS TENDERED HEREBY. BY TENDERING THE OPTIONS, I AGREE TO HOLD CONCORD HARMLESS FOR ANY PERCEIVED LOSS AS A RESULT OF THE VARIANCE IN THE PUBLIC TRADING PRICE OF ITS COMMON STOCK FROM TIME TO TIME AFTER EXPIRATION OF THE OFFER.

      I understand that a check or checks for each portion of the cash amount payable for all options purchased (less applicable withholding taxes), and/or a return of any options not accepted for purchase, will be issued to and delivered to me at the address indicated on page 4 of this Letter of Transmittal in accordance with Concord’s regular payroll practices.

      I recognize that, under certain circumstances set forth in the Offer to Purchase, Concord may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, options tendered. In any such event, I understand that the options delivered herewith but not accepted for purchase will be returned to me at the address indicated on page 4 of this Letter of Transmittal.

      I understand that, by tendering the eligible options, I will not be eligible to receive any stock option grants from Concord until the date that is at least six months and one day after I receive payment for the options accepted for purchase. I further understand that there is no assurance that any options will be granted to me after such period expires.

      THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OPTIONS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS THEREBY WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

      I have read, understand, and agree to all of the terms of the Offer.

[Remainder of page intentionally left blank.]

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      I hereby elect to tender the following options (an option is defined as all or none of the options granted to me on a single date and at the same exercise price):

		Number of	Option	Purchase	Aggregate
	Option	Option Shares	Exercise	Price Per	Purchase
	Grant Date	Outstanding	Price	Share	Price

1. Option Granted on:			$	$	$
2. Option Granted on:			$	$	$
3. Option Granted on:			$	$	$
4. Option Granted on:			$	$	$

      Payment will be made in a single lump sum amount, less applicable withholding taxes, all in accordance with the Offer.

Printed Name of Option Holder

*Signature of Option Holder

Dated ______________________________ , 2004

Name

Address

(Include Zip Code)

Social Security No.

Area Code and Telephone No.

*	Must be signed by registered option holder exactly as name appears on the option agreement evidencing the options to be tendered.

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Instructions

Forming Part of the Terms and Conditions of the Offer

      PLEASE NOTE THAT YOUR PARTICIPATION IN THE OFFER IS COMPLETELY VOLUNTARY. Concord neither requires nor recommends that you participate in the Offer. Concord urges you to consult with your own financial, legal and/or tax advisors as to the consequences of participating or not participating in the Offer.

      1. Delivery of Letter of Transmittal and Options. A properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal must be received by Concord at our address set forth on the front cover of this Letter of Transmittal on or prior to 5:00 P.M., Boston, Massachusetts time on Tuesday, October 26, 2004.

      THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL PROPERLY INSURED WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

      Tenders of options made pursuant to this Offer may be withdrawn:

•	at any time on or prior to the Expiration Time; or

•	after November 23, 2004 unless they have been previously accepted for purchase as provided in the Offer to Purchase.

If we extend the period of time during which the Offer is open, we are delayed in accepting for purchase or paying the cash amount for options, or we are unable to accept for purchase or pay for options pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, we may retain all options tendered, and such options may not be withdrawn, except as otherwise provided in Section 3 of the Offer to Purchase, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the offer.

      To be effective, a written or facsimile transmission notice of withdrawal must be timely RECEIVED by us by the Expiration Time at our address set forth on the front cover of this Letter of Transmittal and must specify the name of the person who tendered the options to be withdrawn, the grant date, exercise price and total number of options to be withdrawn. We will accept only a paper copy of your notice of withdrawal; delivery by e-mail will not be accepted. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn options may be re-tendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Time. After giving effect to any withdrawal, you must still comply with the request that outstanding options awarded to you on a particular date and at the same exercise price may only be tendered in whole, but not in part.

      No alternative or contingent tenders will be accepted. By executing this Letter of Transmittal (or a facsimile thereof), the tendering optionholder waives any right to receive any notice of the acceptance for purchase of the options. You may tender all or a portion of your eligible options in the Offer, subject to the limitations as described in the Offer to Purchase, including the limitation that the eligible options awarded to you on a particular grant date and at the same exercise price may be tendered or not tendered in whole, but not in part.

      2. Inadequate Space. If the space provided herein is inadequate, the information requested by the first table in this Letter of Transmittal regarding which options are to be tendered should be provided on a separate schedule attached hereto.

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      3. Signatures on This Letter of Transmittal. If this Letter of Transmittal is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement without alteration whatsoever.

      If any of the options tendered are registered in different names or option agreements, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different names or option agreements.

      If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter of Transmittal.

      4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this Letter of Transmittal may be directed to Kelly Konash, Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752, at (508) 303-4396. Copies will be furnished promptly at our expense.

      5. Irregularities. All questions as to the number of shares subject to options and the validity, form, eligibility (including time of receipt) and acceptance for purchase and payment (including cash amount payable) and withdrawal will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all Letters of Transmittal or tenders of options that we determine are not in proper form or the acceptance for purchase and payment of or purchase and payment for which may be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in any tender of options, whether or not similar defects or irregularities are waived in the case of other option holders. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither Concord nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall Concord nor any other person incur any liability for failure to give any such notice.

      IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE COPY THEREOF) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY CONCORD, ON OR PRIOR TO 5:00 P.M., BOSTON, MASSACHUSETTS TIME ON TUESDAY, OCTOBER 26, 2004.

      6. Important Tax Information. You should refer to Section 11 (Material U.S. Federal Income Tax Considerations) or Section 12 (Material Income Tax Considerations for Non-U.S. Employees), as applicable, of the Offer to Purchase, which sections contain important tax information.

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